Exhibit 99.1

Press Release

UnitedAuto Group, Inc. 2555 Telegraph Rd. Bloomfield Hills MI 48302-0954

Contact:	Roger Penske	Jim Davidson	Tony Pordon
	Chairman	Executive VP — Finance	Vice President — Investor Relations
	248-648-2400	201-325-3303	248-648-2540
		jdavidson@unitedauto.com	tony.pordon@unitedauto.com

UNITEDAUTO REPORTS RECORD SECOND QUARTER

Revenues Increase 18.7%

Income from Continuing Operations Per Share Increases 7.5%

Same Store Retail Revenues Increase 11.0% and Related Gross Profit Increases 10.9%

     BLOOMFIELD HILLS, MI, JULY 30, 2003 — United Auto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, announced today that revenues for the second quarter increased 18.7% to a record $2.2 billion. The increase in revenue includes an 11.0% increase in same-store retail revenues, with each of the Company’s product offerings experiencing same store growth. The same store growth consists of increases in new retail vehicle sales, used retail vehicle sales, service and parts sales, and finance and insurance revenues of 9.0%, 16.9%, 9.3% and 18.6%, respectively. Income from continuing operations was $23.3 million and related earnings per share was $0.57, an increase of 7.5%. Net income was $23.9 million and earnings per share increased 3.6% to $0.58.

     For the six months ended June 30, 2003, revenues increased 22.0% to $4.2 billion. Income from continuing operations was $40.1 million and related earnings per share was $0.98, an increase of 6.5%. Net income was $37.6 million and related earnings per share was $0.92. Net income for the six months includes a $3.1 million, or $0.07 per share, charge as a result of the cumulative effect of a change in accounting principle recorded in the first quarter in connection with the adoption of EITF 02-16.

     Chairman Roger Penske commented, “We believe that our robust same store growth is the direct result of our brand mix, our focus on increasing units in operation and our capital investment strategy, which we believe will continue to generate future growth in all aspects of our business. I am particularly pleased with the 9.3% same-store increase in our higher margin service and parts business, which, coupled with a 70 basis point expansion in our overall service and parts margin to 47.9%, is indicative that our investment in service capacity continues to yield results. We reiterate our annual earnings projection of $1.96 — $2.06 per share (excluding the cumulative effect of the change in accounting principle), with a third quarter estimate of $0.58 — $0.62 per share.”

     Sam DiFeo, Jr., President, added “Our strategies and business model are being validated by our strong same store performance. During the second quarter, our U.S. businesses experienced 5.4% same store new retail unit volume growth, which compares to an overall U.S. market decline of 0.6%. In addition, the 16.9% increase in same store used retail revenues was significantly stronger than the overall used vehicle market. As we enter the third quarter and continue through the primary vehicle sales season in many of our markets, we are confident that our improving days supply of inventories will allow us to maximize profitability. As of June 30, 2003, our new and used vehicle inventory supplies were 56 days and 31 days, respectively, on a thirty day trailing basis.”

     This quarter’s outstanding results were achieved despite a $1.9 million, or $0.05 per share, reduction of income as the result of an adjustment to reverse $3.1 million of revenue that was falsely recorded during the 23-month period preceding March 31, 2003. The $3.1 million revenue overstatement was discovered during a routine internal audit of the books and records of the Company’s Arkansas dealerships. The Company, with the concurrence of the Audit Committee of its Board of Directors, has determined that the overstatement was immaterial to the Company’s financial statements.

     UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 137 franchises in the United States and 74 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of aftermarket automotive products and services.

     UnitedAuto will host a conference call discussing financial results relating to second quarter 2003 on Wednesday, July 30, 2003 at 9A.M. Eastern time. Advance registration is not required. Participants must call (888) 428-4471 (International, please call (612) 332-0107). Calls need to be made shortly before the call is to commence. The call will also be simultaneously broadcast live over the Internet through the UnitedAuto website at www.unitedauto.com.

     Statements in this press release may involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s future sales and earnings growth potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control.

These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.

UNITED AUTO GROUP, INC.
Consolidated Statements of Income (Unaudited)
(Amounts In Thousands, Except Per Share Data)

	Second Quarter

	2003	2002

New Vehicles	$1,309,351	$1,114,200
Used Vehicles	487,460	388,206
Finance and Insurance	54,056	44,498
Service and Parts	229,801	192,588
Fleet	39,168	28,595
Wholesale	127,719	125,818

Total Revenues	2,247,555	1,893,905
Cost of Sales	1,927,976	1,624,991

Gross Profit	319,579	268,914
SG&A Expenses	249,620	205,677
Depreciation and Amortization	7,754	5,839

Operating Income	62,205	57,398
Floor Plan Interest Expense	(11,657)	(8,538)
Other Interest Expense	(10,908)	(9,976)

Income from Continuing Operations Before Minority
Interests and Income Tax Provision	39,640	38,884
Minority Interests	(658)	(509)
Income Tax Provision	(15,660)	(15,750)

Income from Continuing Operations	23,322	22,625
Income from Discontinued Operations, Net of Tax	542	1,264

Net Income	$23,864	$23,889

Income from Continuing Operations Per Diluted Share	$0.57	$0.53

Diluted EPS	$0.58	$0.56

Diluted Weighted Average Shares Outstanding	41,176	42,841

UNITED AUTO GROUP, INC.
Consolidated Statements of Income (Unaudited)
(Amounts In Thousands, Except Per Share Data)

	Six Months

	2003	2002

New Vehicles	$2,411,981	$2,044,863
Used Vehicles	925,590	678,800
Finance and Insurance	101,988	80,818
Service and Parts	441,959	352,572
Fleet	67,179	59,919
Wholesale	247,709	221,817

Total Revenues	4,196,406	3,438,789
Cost of Sales	3,594,198	2,947,323

Gross Profit	602,208	491,466
SG&A Expenses	477,297	381,920
Depreciation and Amortization	15,037	10,172

Operating Income	109,874	99,374
Floor Plan Interest Expense	(20,659)	(16,747)
Other Interest Expense	(21,258)	(17,844)

Income from Continuing Operations Before Minority
Interests and Income Tax Provision	67,957	64,783
Minority Interests	(1,051)	(925)
Income Tax Provision	(26,845)	(26,008)

Income from Continuing Operations	40,061	37,850
Income from Discontinued Operations, Net of Tax	594	1,750

Income Before Cumulative Effect of Accounting Change	40,655	39,600
Cumulative Effect of Accounting Change (a)	(3,058)	—

Net Income	$37,597	$39,600

Income from Continuing Operations Per Diluted Share	$0.98	$0.92

Diluted EPS before Cumulative Effect of Accounting Change	$0.99	$0.96

Cumulative Effect of Accounting Change on Diluted EPS	($0.07)	$—

Diluted EPS	$0.92	$0.96

Diluted Weighted Average Shares Outstanding	40,994	41,076

(a)	Represents a cumulative accounting change resulting from the adoption of EITF 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.”

UNITED AUTO GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)

	6/30/03	12/31/02

Assets	(unaudited)
Cash and Cash Equivalents	$15,473	$8,909
Accounts Receivable, Net	358,194	313,503
Inventories	1,095,073	954,834
Other Current Assets	42,195	27,797

Total Current Assets	1,510,935	1,305,043
Property and Equipment, Net	381,937	310,647
Intangibles	1,048,406	977,556
Assets of Discontinued Operations	10,813	30,396
Other Assets	70,475	66,672

Total Assets	$3,022,566	$2,690,314

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$1,027,446	892,866
Accounts Payable and Accrued Expenses	335,877	273,756
Current Portion Long-Term Debt	4,853	14,979

Total Current Liabilities	1,368,176	1,181,601
Long-Term Debt (a)	753,134	651,176
Other Long-Term Liabilities	152,907	135,141
Liabilities of Discontinued Operations	7,595	17,954

Total Liabilities	2,281,812	1,985,872
Stockholders’ Equity	740,754	704,442

Total Liabilities and Stockholders’ Equity	$3,022,566	$2,690,314

(a)	Undrawn capacity under the Company’s credit facilities amounted to approximately $311 million as of June 30, 2003.

UNITED AUTO GROUP, INC.
Selected Data

	Second Quarter		Six Months

	2003	2002	2003	2002

Units
New Retail Units	44,993	40,116	83,357	74,107
Used Retail Units	23,803	19,447	45,097	36,064

Total Retail Units	68,796	59,563	128,454	110,171

Same Store Retail Revenue
New Vehicles	$1,192,077	$1,093,769	$1,930,713	$1,815,794
Used Vehicles	443,889	379,610	580,323	529,612
Finance and Insurance	44,876	37,840	74,536	64,890
Service and Parts	205,918	188,387	327,322	306,615

Total Same Store Retail Revenue	$1,886,760	$1,699,606	$2,912,894	$2,716,911

Same Store Retail Revenue Growth
New Vehicles	9.0%	3.3%	6.3%	5.4%
Used Vehicles	16.9%	(1.1%)	9.6%	0.1%
Finance and Insurance	18.6%	6.9%	14.9%	9.9%
Service and Parts	9.3%	5.8%	6.8%	6.2%
Revenue Mix
New Vehicles	58.3%	58.8%	57.5%	59.5%
Used Vehicles	21.7%	20.5%	22.1%	19.7%
Finance and Insurance	2.4%	2.4%	2.4%	2.4%
Service and Parts	10.2%	10.2%	10.5%	10.3%
Fleet	1.7%	1.5%	1.6%	1.7%
Wholesale	5.7%	6.6%	5.9%	6.4%
Retail Gross Margin — by Product
New Vehicles	8.4%	8.6%	8.4%	8.6%
Used Vehicles	9.3%	9.8%	9.3%	10.3%
Finance and Insurance	100.0%	100.0%	100.0%	100.0%
Service and Parts	47.9%	47.2%	47.9%	46.7%
Gross Profit per Transaction
New Vehicles	$2,445	$2,380	$2,431	$2,367
Used Vehicles	1,894	1,959	1,904	1,940
Finance and Insurance	786	747	794	734

UNITED AUTO GROUP, INC.
Selected Data (Continued)

	Second Quarter		Six Months

	2003	2002	2003	2002

Brand Mix:
Toyota/Lexus	22%	24%	22%	25%
BMW	13%	11%	13%	9%
Honda/Acura	11%	11%	11%	11%
General Motors	11%	12%	11%	13%
Mercedes	9%	9%	9%	8%
Chrysler	8%	10%	8%	10%
Nissan/Infiniti	5%	6%	5%	6%
Ford	4%	5%	4%	5%
Other	17%	12%	17%	13%
Debt to Total Capital Ratio	51%	47%	51%	47%
Adjusted EBITDA (a)	$58,302	$54,699	$104,252	$92,799

(a)	Adjusted EBITDA is defined as income from continuing operations before minority interests, income tax provision, other interest expense, depreciation and amortization. While Adjusted EBITDA should not be construed as a substitute for income from continuing operations or as a better measure of liquidity than cash flows from operating activities, which are determined in accordance with U.S. GAAP, it is included in this press release to provide additional information regarding the amount of cash our business is generating. This measure may not be comparable to similarly titled measures reported by other companies. Following is a reconciliation of income from continuing operations before minority interests and income tax provision and Adjusted EBITDA:

	Second Quarter		Six Months

	2003	2002	2003	2002

Income from continuing operations before minority interests and income tax provision	$39.6	$38.9	$68.0	$64.8
Other interest expense	10.9	10.0	21.3	17.8
Depreciation and amortization	7.8	5.8	15.0	10.2

Adjusted EBITDA	$58.3	$54.7	$104.3	$92.8